EXHIBIT 4.9

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT dated as of 21 October 2008 (this “Agreement”), is between (i) CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a Delaware corporation (the “Company”), and (ii) BARCLAYS WEALTH TRUSTEES (JERSEY) LIMITED as Trustee of The First National Trust (the “Initial Shareholder”).

WHEREAS, on the date hereof, the Initial Shareholder has been issued the number of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) set forth on Schedule A attached hereto, in connection with the Company’s purchase from the Initial Shareholder of 50% minus one vote of the voting power of Peulla Enterprises Limited, a private limited liability company by shares organized under the laws of Cyprus (the “SPV”) and 75% of the economic interest in the SPV pursuant to that certain Share Sale and Purchase Agreement dated as of May 23, 2008 by and between the Company, the Initial Shareholder and certain other parties thereto (the “Purchase Agreement”);

WHEREAS, the shares of Common Stock issued (and to be issued) to the Shareholder have not been registered under the Securities Act (as hereinafter defined) or any state securities laws; and the certificates representing such shares of Common Stock bear a legend restricting their transfer; and

WHEREAS, in connection with the foregoing, the Company has agreed, subject to the terms, conditions and limitations set forth in this Agreement, to provide the Shareholder with certain registration rights in respect of shares of Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized words and phrases used and not otherwise defined in this Agreement shall have the following meanings:

“100% Affiliate” means, with respect to the Initial Shareholder, either Mark Kaoufman or any direct or indirect Affiliate of Mark Kaoufman one hundred per cent. of whose securities are directly or indirectly owned by Mark Kaoufman and with respect to any other Shareholder means an Affiliate (i) that directly or indirectly owns one hundred per cent. of the securities of such Shareholder, (ii) one hundred per cent. of whose securities are directly or indirectly owned by such Shareholder, or (iii) one hundred per cent. of whose securities are directly or indirectly owned by an Affiliate that directly or indirectly owns one hundred per cent. of the securities of such Shareholder.

“Affiliate” means, with respect to any party, any other party that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first party; provided that solely for purposes of this Agreement, Mark Kaoufman shall be deemed an Affiliate of the Initial Shareholder.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Control” means, as to any party, the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “under common Control with” shall be construed accordingly.

“Demand Registration” has the meaning set forth in Section 2.1.

“Equity Interest” means:

(a)	with respect to a company, any and all shares of capital stock;

(b)	with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests or other partnership or limited liability company interests; and

(c)	any other direct equity ownership or participation in a Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Known Competitor” means a Person who, at the time of such transfer, the Shareholder knows is a competitor of the Company.

“Lock–Up Period” means the period starting on the date hereof and ending on November 23, 2008.

“Losses” has the meaning set forth in Section 6.1.

“Misstatement/Omission” has the meaning set forth in Section 6.1.

“Non-Registration Expenses” means (a) all overhead and compensation expenses relating to officers, directors, and employees of the Company performing legal or accounting duties, and (b) qualification, filing, printing, messenger and delivery fees and expenses and all reasonable fees and disbursements of legal counsel, accountants, management and other advisors relating to any filings of the Company made with the Commission prior to and following the filing of a registration statement pursuant to this Agreement, whether or not filed in connection with causing the registration of Registrable Securities pursuant to this Agreement, or causing any such registration to be declared effective pursuant to this Agreement, other than such fees and expenses directly relating to supplements or amendments to registration statements filed in connection herewith.

“Parent” means, with respect to any Person, any such other Person that owns, directly or indirectly, fifty per cent. or more of the outstanding capital stock or other Equity Interests of such Person, and in the case of the Shareholder, any of the direct or indirect ultimate beneficial holders of shares of the Shareholder and any immediate family member thereof.

“Person” means any individual, corporation, partnership, trust or other entity of any nature whatsoever.

“Piggyback Registration” has the meaning set forth in Section 3.1.

“register”, “registered”, and “registration”, when used with respect to the capital stock of the Company, mean a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act which has been declared or ordered effective, or is automatically effective on filing, in accordance with the Securities Act.

“Registrable Securities” means (i) the shares of Common Stock issued to the Shareholder in connection with the Purchase Agreement, (ii) any Common Stock issued (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued) as a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Common Stock referred to in clause (i) above, and (iii) any Common Stock issued by way of a stock split of the Common Stock referred to in clauses (i) or (ii) above. Shares of Common Stock shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such shares of Common Stock shall have become effective under the Securities Act pursuant to Section 2.1 or 3.1 of this Agreement, (B) such shares of Common Stock shall have been sold or otherwise distributed pursuant to Rule 144 (or any successor provision) under the Securities Act, (C) the one year anniversary of the issuance of the shares of Common Stock issued pursuant to the Purchase Agreement occurs, (D) such shares of Common Stock are Transferred in accordance with Section 9.1(b) or are otherwise no longer held by the Shareholders, or (E) such shares of Common Stock shall have ceased to be outstanding.

“Registration Expenses” means all registration, qualification, filing, printing, messenger and delivery fees and expenses and all reasonable fees and disbursements of legal counsel, accountants and other advisors relating to the registration of Registrable Securities pursuant to this Agreement, relating to causing such registration to become effective pursuant to this Agreement, and relating to causing such registration to remain effective for the time periods set forth in this Agreement, but excluding all underwriting discounts and selling commissions applicable to the registration and sale of Registrable Securities pursuant to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Shareholder” or “Shareholders” means individually or collectively, as applicable: (i) the Initial Shareholder; (ii) a Person who owns Registrable Securities pursuant to a transfer of such Registrable Securities that meets the terms and conditions set forth in ARTICLE IX hereof and who has agreed to be bound by the terms of this Agreement; (iii) upon the death of any natural Shareholder, the executor of such Shareholder or such Shareholder’s heirs, devisees, legatees or assigns; or (iv) upon the disability of any natural Shareholder, any guardian or conservator of such Shareholder.

“Shareholder Indemnified Parties” has the meaning set forth in Section 6.1.

“Transfer” means any transfer, sale, gift, assignment, distribution, conveyance, pledge, hypothecation, encumbrance or other voluntary or involuntary transfer of title or beneficial interest, whether or not for value, including, without limitation, any disposition by operation of law or any grant of a derivative or economic interest therein.

“Ultimate Parent” means, in relation to any Person, any Parent of such Person who is not a Subsidiary of another Person.

ARTICLE II

DEMAND REGISTRATION

2.1 Demand Registration. If, at any time after the expiration of the Lock–Up Period, the Shareholders make a written request to the Company requesting that the Company register under the Securities Act all or any part of the issued and outstanding Registrable Securities (a “Demand Registration”), then, subject to the restrictions contained herein, the Company shall file a registration statement under the Securities Act with the Commission, and use commercially reasonable efforts to cause such Registrable Securities to be registered under the Securities Act, in accordance with Article V below.

2.2 Number of Demand Registrations. The Shareholders shall be entitled to request one (1) Demand Registration.

2.3 Expenses. With respect to the Demand Registration, the Company shall bear sole responsibility for all Registration Expenses and Non-Registration Expenses incurred in connection with such Demand Registration.

2.4 Underwriting. If the Shareholders intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request. In such case, the Shareholders shall negotiate with an underwriter selected by them and approved by the Company, which approval shall not be unreasonably withheld, with regard to the underwriting of such requested registration. The right of the Shareholders to include Registrable Securities in such registration shall be conditioned upon (i) the Shareholders’ participation in such underwriting and the inclusion of such Shareholder’s Registrable Securities in the underwriting (unless otherwise agreed by a majority in interest of the Shareholders requesting such registration), (ii) the entry of the participating Shareholders (together with the Company and other holders distributing their securities through such underwriting) into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting, and (iii) the completion and execution by the participating Shareholders of all questionnaires, powers of attorney, indemnities and other documents required under the terms of such underwriting arrangements. If any Shareholder of Registrable Securities disapproves of the terms of the underwriting, such Shareholder may elect to withdraw all of its Registrable Securities by written notice to the Company, the managing underwriter and the other Shareholders; provided, that, subject to Section 2.5 hereof, such registration shall be counted as a Demand Registration for the purposes of calculating the remaining number of Demand Registrations to which the Shareholders are entitled pursuant to this Section 2.4. The securities so withdrawn shall also be withdrawn from registration.

2.5 Shareholder Withdrawal. Shareholders may, at any time prior to the effective date of the registration statement in respect of a Demand Registration, revoke such Demand Registration by providing a written notice to the Company to such effect, and such revoked Demand Registration shall not be deemed to be a Demand Registration pursuant to this ARTICLE II; provided, that only one Demand Registration may be revoked pursuant to this Section 2.5.

2.6 Registration on Form S–3. If, at the time of delivery of a request to the Company pursuant to Section 2.1, the Company is a registrant entitled to use Form S–3 or any successor thereto to register shares of Common Stock, then the Company shall use its commercially reasonable efforts to effect the Demand Registration on Form S–3 or any successor thereto.

2.7 Priority for Demand Registrations. Notwithstanding any other provision of this ARTICLE II, if the managing underwriter (which managing underwriter shall be an internationally recognized financial institution experienced in securities offerings registered under the Securities Act, selected by the Shareholder subject to the Company’s reasonable approval) advises the Company that the marketability of the offering would be adversely affected by the number of securities included in such offering, then the Company shall so advise all Shareholders, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be reduced as required by the underwriter(s), and the Company shall include in such registration the maximum number of Registrable Securities permitted by the underwriter to be included therein, pro rata among the respective Shareholders thereof on the basis of the amount of Registrable Securities requested to be included in such registration by each such Shareholder; provided that no Shareholder shall be subject to any such pro rata reduction unless and until any securities proposed by the Company to be registered for its own account and any securities proposed to be registered, pursuant to the exercise of their piggyback registration rights or otherwise, by other holders shall first have been required to withdraw all such securities from the registration. The first time the Shareholders are prohibited from registering all of the Registrable Securities requested to be included in such registration because of reductions required by this Section 2.7, the Shareholders shall not be deemed to have exercised a Demand Registration. Any other Demand Registration that is required to be reduced pursuant to this Section 2.6 will, however, be deemed to be a properly exercised Demand Registration.

ARTICLE III

PIGGYBACK REGISTRATION

3.1 Right to Piggyback Registrations. At any time after the receipt by the Shareholders of the shares of Common Stock issued to the Shareholders pursuant to the Purchase Agreement, whenever the Company or another party having registration rights proposes that the Company register any of the Company’s equity securities under the Securities Act for any reason (other than a registration on Form S-4 or Form S-8 or any successor forms thereto), whether or not for sale for the Company’s own account, the Company will give written notice of such proposed registration to all Shareholders at least 30 days before the anticipated filing date. Such notice shall offer such Shareholders the opportunity to register such amount of Registrable Securities as they shall request (a “Piggyback Registration”). The Company shall use commercially reasonable efforts to include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 days after notice has been given by the Company to the Shareholders. If the registration statement relating to the Piggyback Registration is for an underwritten offering, such Registrable Securities shall be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. The Shareholder shall be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration prior to the effective time of such Piggyback Registration on one occasion and in exercising such Piggyback Registration the Shareholder shall not be deemed to have exercised its rights under this Section 3.1. The right of any Shareholder to a Piggyback Registration shall be conditioned upon such Shareholder entering into an underwriting agreement in customary form with the managing underwriter or underwriters for such registered offering. No registration pursuant to this ARTICLE III will relieve the Company of its obligations to register Registrable Securities pursuant to a Demand Registration contemplated by ARTICLE II hereof. The rights to Piggyback Registration may be exercised an unlimited number of occasions.

3.2 Priority for Piggyback Registrations. If the underwriter of a Piggyback Registration advises the Company that, in its opinion, the amount of Registrable Securities requested to be included in such Piggyback Registration exceeds the amount which can be sold in such offering without adversely affecting the distribution of the securities being offered, then the Company will allocate the securities to be included in such registration as follows:

(i)	first, pro rata among (A) the Company, to the extent the Company proposes to register any securities for its own account, and (B) another party having registration rights causing the Company to effect a registration, to the extent such party proposes to register any securities; and

(ii)	second, pro rata to the Shareholders and any others requesting registration of securities of the Company.

ARTICLE IV

PERMITTED DELAYS IN REGISTRATION

4.1 Suspension of Company Obligations. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation under ARTICLE II of this Agreement to file any registration statement and to cause Registrable Securities to be registered as provided therein shall be suspended in the event that (i) the Company is currently engaged in an underwritten primary offering, or (ii) a registration statement for a public offering of the Company’s securities was declared effective within the previous 180 days. In addition, the Company’s obligation under ARTICLE II of this Agreement to file any registration statement, to cause Registrable Securities to be registered, and to maintain the effectiveness of such registration statement shall be suspended (and, to the extent applicable, the Shareholders shall suspend the disposition of any Registrable Securities pursuant to a then currently effective registration statement) for a period not to exceed 90 days in the event that, in the good faith opinion of the Company’s Board of Directors, effecting or maintaining the effectiveness of the registration of Registrable Securities would be detrimental to any financing, acquisition, merger, disposition of assets, disposition of stock or other comparable transaction then being pursued by the Company or would require the Company to make public disclosure of information which could have an adverse effect upon the Company. The Company shall notify the Shareholders in writing of the existence of any suspension event set forth in this Section 4.1, and such notice and all facts and circumstances relating to such suspension event shall be kept confidential by the Shareholders.

ARTICLE V

REGISTRATION PROCEDURES

5.1 Registration Procedures. Whenever the Company is obligated to register the Registrable Securities pursuant to this Agreement, the Company shall use its commercially reasonable efforts to:

(a) prepare and file with the Commission a registration statement with respect to such Shareholder’s Registrable Securities in a reasonable amount of time after receiving the appropriate request from the Shareholders, and to include in such registration statement the Registrable Securities which the Company has been requested to register;

(b) cause all such Registrable Securities to be registered under the Securities Act in a reasonable amount of time and, subject to Section 4.1, to cause such registration statement to remain effective until the earlier of (i) the one year anniversary of the issuance of the shares of Common stock issued pursuant to the Purchase Agreement, and (ii) the completion of the distribution described in the registration statement relating thereto;

(c) furnish the Shareholders, their underwriters, if any, and their respective counsel, at such times so as to permit their reasonable review, the opportunity to review the registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and to consider in good faith incorporating any comments reasonably requested by the Shareholders, their underwriters, if any, and their respective counsel, provided that the Shareholders’, the underwriters’, if any, and their respective counsels’ review of such documents shall not delay the filing of the registration statement so long as such parties have been provided a reasonable time to review the same;

(d) make available for reasonable inspection by, or give reasonable access to, any underwriter participating in any disposition of Registrable Securities all pertinent financial and other records, pertinent corporate documents and properties of the Company, and to cause its senior management to participate in such management presentations and one roadshow as such underwriters may reasonably request (provided that such managers are given reasonable advanced notice of such presentations and roadshow and that such managers shall only be obligated to participate in one roadshow of reasonably customary duration) and to cause the Company’s directors, officers and employees to supply all information reasonably requested by any such underwriter in connection with the offering thereunder;

(e) furnish, without charge, to the Shareholders and to the underwriters of the securities being registered such number of copies of the registration statement, preliminary prospectus, final prospectus and other documents incident thereto as such underwriters and the Shareholders from time to time may reasonably request;

(f) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(g) register or qualify the Registrable Securities covered by such registration statement under such other securities laws or state blue sky laws of such U.S. jurisdictions as shall be reasonably requested by the Shareholders for the distribution of the Registrable Securities covered by the registration statement; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or to subject itself to taxation in any such states or jurisdictions wherein it would not but for the requirements of this paragraph (g) be required to do so;

(h) enter into customary agreements in form and substance reasonably satisfactory to the Company (including a customary underwriting agreement in form and substance reasonably satisfactory to the Company, if the offering is to be underwritten, in whole or in part);

(i) notify the Shareholders at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of any Shareholder, promptly prepare and furnish to such Shareholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; provided that, upon receipt of such notice from the Company, the Shareholders will forthwith discontinue disposition of their Registrable Securities pursuant to the registration statement covering such Registrable Securities until the Shareholders receive the copies of the supplemented or amended prospectus covering such Registrable Securities (and the Shareholders shall return to the Company all copies of the unsupplemented or unamended prospectus covering such Registrable Securities);

(j) list all Registrable Securities covered by such registration statement on the NASDAQ or on such other securities exchange on which shares of Common Stock are then currently listed;

(k) prevent the issuance of any order suspending the effectiveness of a registration statement or suspending the qualification (or exemption from qualification) of any of the Registrable Securities included therein for sale in any U.S. jurisdiction, and, in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending the qualification of any Registrable Securities included in such registration statement for sale in any U.S. jurisdiction, the Company will use commercially reasonable efforts to promptly obtain the withdrawal of such order;

(l) obtain “cold comfort” letters and updates thereof reasonably satisfactory to the managing underwriters from the independent certified public accountants of the Company, addressed to each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings; and

(m) obtain opinions of independent counsel to the Company reasonably satisfactory to the managing underwriters, addressed to each of the underwriters covering the matters customarily covered in opinions of issuer’s counsel requested in underwritten offerings.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by the Company. In the event of any registration of any Registrable Securities pursuant to this Agreement under the Securities Act, the Company will indemnify, hold harmless and reimburse each participating Shareholder, each of the directors, officers, employees, managers, stockholders, partners, members, counsel, agents, trustees or representatives of such Shareholder and its Affiliates and each Person who controls any such Person, if any, and each other Person who participates as an underwriter for the Shareholders in the offering or sale of such securities and each other Person (including its officers and directors) who controls any such underwriter within the meaning of the Securities Act (collectively, “Shareholder Indemnified Parties”), against any Registration Expenses, Non-Registration Expenses losses, claims, damages or liabilities, joint or several, to which such participating Shareholder or any such Person, underwriter or controlling person may become subject under the Securities Act or otherwise (collectively “Losses”), insofar as such Losses arise out of or are based on any untrue statement or alleged untrue statement of any material fact contained in the registration statement, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (a “Misstatement/Omission”), under which such Registrable Securities were registered under the Securities Act, in any preliminary prospectus, final prospectus or summary prospectus contained therein, or in any amendment or supplement thereto, and shall reimburse such Shareholder Indemnified Parties, such Person participating as an underwriter for the Shareholders in the offering or sale of such securities and each other Person (including its officers and directors) who controls any such underwriter within the meaning of the Securities Act for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Losses; provided, however, that the Company shall not be liable in any such case to the extent that any such Losses or expense arises out of or is based upon a Misstatement/Omission made in such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with information furnished to the Company by any participating Shareholder or any other Person who participates as an underwriter in the offering or sale of such securities or any of their controlling persons. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such participating Shareholder or any such underwriter or controlling person and shall survive the transfer of such securities by the Shareholder.

6.2 Indemnification by Participating Shareholders. Each of the participating Shareholders whose Registrable Securities are included or are to be included in any registration statement, as a condition to including Registrable Securities in such registration statement, hereby agrees to indemnify, hold harmless and reimburse (in the same manner and to the same extent as set forth in Section 6.1) the Company, each of its directors, officers, employees, managers, stockholders, counsel, agents or representatives and the Company’s Affiliates and each Person who controls any such Person within the meaning of the Securities Act, and each other Person who participates as an underwriter in the offering or sale of such securities and each other Person who controls any such underwriter within the meaning of the Securities Act with respect to any Losses that arise out of or are based on any Misstatement/Omission, from such registration statement, preliminary prospectus, final prospectus or summary prospectus, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished to the Company by any participating Shareholder. Notwithstanding the foregoing, the obligation to indemnify will be individual (several and not joint) to each Shareholder and will be limited to the net amount of proceeds received by such Shareholder from the sale of Registrable Securities pursuant to such registration statement giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer, or any such underwriter or controlling person and shall survive the transfer of such securities by any participating Shareholder.

6.3 Notices of Claims. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in Section 6.1 or 6.2, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Section 6.1 or 6.2, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense of such action, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, that the indemnified party may participate in such defense at the indemnified party’s expense and provided, further, that all indemnified parties shall have the right to employ one counsel to represent them if, in the reasonable judgment of such indemnified parties, it is advisable for them to be represented by separate counsel by reason of having legal defenses which are different from or in addition to those available to the indemnifying party, and in that event the reasonable fees and expenses of such one counsel shall be paid by the indemnifying party. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for the indemnified parties with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel for the indemnified parties. No indemnifying party shall consent to entry of any judgment or enter into any settlement without the consent of the indemnified party which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. No indemnifying party shall be subject to any liability for any settlement made without its written consent. The indemnifying party’s liability to any such indemnified party hereunder shall not be extinguished solely because any other indemnified party is not entitled to indemnity hereunder.

6.4 Survival. The indemnification provided for under this Agreement will (i) remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party, (ii) survive the transfer of securities and (iii) survive the termination of this Agreement.

6.5 Contribution. If, for any reason, the foregoing indemnity is unavailable, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of the expense, loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other (determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission), as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expense, loss, claim, damage or liability referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 6.5 were determined by pro rata allocation or by any other means of allocation, unless such contribution takes into account the equitable considerations referred to in this paragraph. Notwithstanding the provisions of this Section 6.5, a Shareholder shall not be required to contribute any amount in excess of the amount by which (i) the amount at which the securities that were sold by such Shareholder and distributed to the public were offered to the public exceeds (ii) the amount of any damages which such Shareholder has otherwise been required to pay by reason of such Misstatement/Omission or violation. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation.

ARTICLE VII

INFORMATION BY PARTICIPATING SHAREHOLDERS

7.1 Information Regarding Participating Shareholders. If any Registrable Securities are to be included in any registration, each participating Shareholder shall promptly furnish to the Company and any applicable underwriter such information regarding such Shareholder and the distribution proposed by such Shareholder as the Company or such underwriter reasonably believes is required in connection with any registration, qualification or compliance referred to in this Agreement.

ARTICLE VIII

RULE 144 SALES

8.1 Reporting. With a view to making available to the Shareholders the benefits of certain rules and regulations of the Commission which may permit the sale of Registrable Securities to the public without registration or through short form registration forms, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act; and

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

ARTICLE IX

RESTRICTIONS ON TRANSFER

9.1 Restrictions on Transferability.

(a) During the Lock–Up Period, the Registrable Securities held by the Shareholders may not be Transferred without the prior written consent of CEDC, in whole or in part, except in accordance with Section 9.1(b). After the Lock–Up Period, the Registrable Securities held by the Shareholders may be Transferred, in whole or in part, to any Person provided, that:

(i)	there is in effect a registration statement under the Securities Act covering such proposed Transfer and such Transfer is made in accordance with such registration statement; or

(ii)	such Transfer is eligible under Rule 144 or such Transfer is otherwise made in accordance with applicable securities law, and (A) the Shareholders shall have notified the Company of the proposed Transfer and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed Transfer, provided that such detailed statement is kept confidential and is not disclosed to any other Person until prior written consent from the Shareholder is given which explicitly authorizes the disclosure of the information in such detailed statement, or (B) the Shareholders provide the Company and the Company’s transfer agent with a legal opinion from independent internationally recognized legal counsel experienced in such matters, which legal opinion shall be in customary form reasonably acceptable to the Company and shall state that such Transfer is eligible under Rule 144 or is otherwise made in accordance with applicable securities laws.

(b) The Registrable Securities held by the Shareholders may be transferred at any time, in whole or in part, (i) to any Person that is a 100% Affiliate of an Ultimate Parent, so long as such Person (A) remains a 100% Affiliate of such Ultimate Parent and (B) agrees in writing to be bound by the terms and conditions of this Agreement, (ii) pursuant to a tender offer within the meaning of the Exchange Act for any or all of the shares of Common Stock of the Company, (iii) in connection with any plan of reorganization, restructuring, bankruptcy, insolvency, merger or consolidation, reclassification, recapitalization, or, in each case, similar corporate event of the Company, or (iv) an involuntary transfer pursuant to operation of law.

(c) Any proposed Transfer of any Registrable Securities held by any Shareholder to a Known Competitor of the Company, including the circumstances surrounding such proposed Transfer, shall be disclosed in writing to the Company 10 days before such proposed Transfer is effected.

(d) Each Shareholder is aware of the following Telephone Interpretation in the SEC Manual of Publicly Available Telephone Interpretations (July 1997):

A.65. Section 5

An issuer filed a Form S-3 registration statement for a secondary offering of common stock which is not yet effective. One of the selling shareholders wanted to do a short sale of common stock “against the box” and cover the short sale with registered shares after the effective date. The issuer was advised that the short sale could not be made before the registration statement becomes effective, because the shares underlying the short sale are deemed to be sold at the time such sale is made. There would, therefore, be a violation of Section 5 if the shares were effectively sold prior to the effective date.

(e) The Company is required to refuse to register any transfer of the Shares which is not made in accordance with Regulation S under the Securities Act, pursuant to a registration statement under the Securities Act or pursuant to an available exemption therefrom.

9.2 Restrictions on Sales During Registration Periods. In addition to the restrictions set forth in Section 9.1, each Shareholder agrees not to, except with respect to a 100% Affiliate of an Ultimate Parent that (a) remains a 100% Affiliate of such Ultimate Parent and (b) agrees in writing to be bound by the terms and conditions of this Agreement, offer, sell (including pursuant to Rule 144), distribute, sell short, loan, grant an option for the purchase of, enter into any swap or hedge agreement in connection with, or otherwise Transfer any Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, during the 15 days prior to and the 180 days after the effective date of any underwritten public offering of the Company’s securities, unless the Company’s Board of Directors and the underwriters managing such public offering otherwise agree. The Shareholders shall not take any action with respect to any distribution deemed to be made pursuant to any Demand Registration that would constitute a violation of Regulation M under the Exchange Act.

9.3 No Participation in Other Securities Offerings. The rights granted by the Company hereunder shall be the exclusive rights granted to Shareholders with respect to Registrable Securities. Except as otherwise provided herein, the Shareholders shall have no rights to participate in any offering of securities by the Company to third parties, whether such offering is effected pursuant to registration under the Securities Act or pursuant to an exemption from registration thereunder.

ARTICLE X

COVENANTS

10.1 Shareholders. Each Shareholder hereby agrees (i) to cooperate with the Company and to furnish to the Company all such information regarding such Shareholder, its ownership of Registrable Securities and the disposition of such securities in connection with the preparation of the registration statement and any filings with any state securities commissions as the Company may reasonably request, (ii) to the extent required by the Securities Act, to deliver or cause delivery of the Prospectus contained in the registration statement, any amendment or supplement thereto, to any purchaser of the Registrable Securities covered by the registration statement from the Shareholder, (iii) if requested by the Company, to notify the Company of any sale of Registrable Securities by such Shareholder and (iv) not to sell any of its Registrable Securities held by such holder for a period of six months following the Closing Date.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement and the rights provided hereunder shall terminate and be of no further force and effect with respect to each Shareholder on the date the Registrable Securities held by such Shareholder cease to be Registrable Securities pursuant to the terms of this Agreement. This Section 11.1 shall not, however, apply to the provisions of ARTICLE VI of this Agreement, which shall survive the termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1 Decisions or Actions of the Shareholders. For the purposes of this Agreement, an action or decision shall be deemed to have taken by all of the Shareholders if such action or decision shall have been made by Shareholders holding a majority of the Registrable Securities.

12.2 Successors and Assigns. Subject to the provisions of Section 9.1, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns and transferees of the parties. If any successor, assignee or transferee of any Shareholder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such Person shall be conclusively deemed to have agreed to be bound by all of the terms and provisions hereof.

12.3 Notices. All notices and other communications provided for hereunder shall be in writing and sent by registered or certified mail, return receipt requested, postage prepaid or delivered in person or by courier, telecopier or electronic mail, and shall be deemed to have been duly given on the date on which personally delivered to, or actually received by, the party to whom such notice is to be given at its address set forth below, or at such other address for the party as shall be specified by notice given pursuant hereto:

(a)	If to the Company, to:

Central European Distribution Company

Two Bala Plaza

Suite #300

Bala Cynwyd, Pennsylvania 19004

United States of America

Attn: William V. Carey, President

with a copy (which shall not constitute notice) to:

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, New York 10019

United States of America

Attn: Frank R. Adams, Esq.

(b)	If to the Shareholders, to:

Barclays Wealth Trustees (Jersey) Limited as Trustee

of The First National Trust

39-41 Broad Street,

St Helier

Jersey JE4 5PS

The Channel Islands

Attn: Robert Kerley

with a copy (which shall not constitute notice) to:

Darrois Villey Maillot Brochier

69 avenue Victor Hugo

75116 Paris

France

Attn: Ben Burman

12.4 Governing Law. This Agreement and any controversy or claim arising out of or relating to this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws.

12.5 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts.

12.7 Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

12.8 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

12.9 Gender and Other References. Unless the context clearly indicates otherwise, the use of any gender pronoun in this Agreement shall be deemed to include all other genders, and singular references shall include the plural and vice versa.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ William Carey
Name:	William Carey
Title:	President

BARCLAYS WEALTH TRUSTEES (JERSEY) LIMITED as Trustee of The First National Trust

By:	/s/ Paul Sinel
Name:	Paul Sinel
Title:	Director

Schedule A

Name of Shareholder	Number of Shares of Common Stock
BARCLAYS WEALTH TRUSTEES (JERSEY) LIMITED as Trustee of The First National Trust	843,524